Independent Auditors' Report

To the Shareholders and Board of Trustees of Harris Insight Funds Trust:

In planning and performing our audit of the financial statements of the Harris Insight Funds Trust for the year ended December 31, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-
SAR, not to provide assurance on internal control.

The management of the Harris Insight Funds Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2003, except that during 2003, management identified that redemption fees on certain shareholder transactions that should have been charged were not being charged.
Management has represented that controls have been implemented and the transfer agency system has been enhanced prior to December 31, 2003 so that shareholder transactions would be charged a redemption fee, as appropriate.

This material weakness was considered in determining the nature, timing, and extent of the audit tests applied in our audit of the financial statements of Harris Insight
Funds Trust for the year ended December 31, 2003, and this report does not affect our report thereon dated February
13, 2004.

This report is intended solely for the information and use of management and the Board of Trustees of the Harris
Insight Funds Trust and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ KPMG LLP

Philadelphia, Pennsylvania
February 13, 2004